EXHIBIT 99.1

STOCK AND CASH DIVIDEND PRESS RELEASE ON MARCH 11, 2005

Merrill Merchants Bancshares, Inc. Declares a 3% Stock Dividend and an Increase in Cash Dividend of 19%

Bangor, Maine, March 11, 2005: Edwin N. Clift, Chairman and Chief Executive Officer of Merrill Merchants Bancshares, Inc. (the "Company") (NASDAQ:MERB), the parent company of Merrill Merchants Bank, announced that the Company has declared a 3% stock dividend to all shareholders of record as of March 28, 2005, for distribution on April 8, 2005. Mr. Clift stated, “This is the tenth consecutive year the Company has paid a stock dividend. Providing a return to our shareholders remains a top priority for the Company.”

In addition, the Company has declared a cash dividend of $ .15 per share on the Company’s common stock for the first quarter of 2005. This is an increase of 19% over last year’s first quarter dividend. The cash dividend will be payable to all shareholders of record as of April 15, 2005, and will be paid on April 29, 2005.

Mr. Clift also announced that Merrill Merchants Bancshares, Inc. has scheduled the 2005 Annual Meeting of Shareholders to be held Wednesday, April 27, 2005, at the Holiday Inn located at 500 Main Street, Bangor, Maine, beginning at 5:00 p.m.

The Company’s subsidiary, Merrill Merchants Bank is headquartered in Bangor, Maine. Merrill Merchants Bank provides consumer, commercial, and trust and investment services through its eleven locations in Central and Eastern Maine. The Bank is a “Preferred Lender” of the Small Business Administration.

For further information contact:
Edwin N. Clift, Chairman and Chief Executive Officer (eclift@merrillmerchants.com)
Deborah A. Jordan, Chief Financial Officer (djordan@merrillmerchants.com)
Merrill Merchants Bancshares, Inc.
www.merrillmerchants.com
(207) 942-4800